Exhibit 10.26
Life Time Fitness, Inc.
2004 Long-Term Incentive Plan
Restricted Stock Agreement (Employee)

Name of Recipient:

No. of Shares Covered:	Date of Issuance:

Vesting Schedule pursuant to Section 2 (Cumulative):

No. of Shares Which
Vesting Date(s)	Become Vested as of Such Date

     This is a Restricted Stock Agreement (the “Agreement”) between Life Time Fitness, Inc., a Minnesota corporation (the “Company”), and the recipient identified above (the “Recipient”) effective as of the date of issuance specified above.
Recitals
     WHEREAS, the Company maintains the Life Time Fitness, Inc. 2004 Long-Term Incentive Plan (the “Plan”);
     WHEREAS, pursuant to the Plan, the Company’s Compensation Committee, a committee of the Board of Directors (the “Committee”), administers the Plan;
     WHEREAS, the Committee has the authority to determine the awards to be granted under the Plan as well as, subject to certain limitations contained in the Plan, the authority to delegate such authority to a subcommittee of the Committee, one or more of the Committee members, one or more officers of the Company, and one or more employees or designate employees of the Company;
     WHEREAS, the Committee, either acting on its own or through certain of its authorized delegates, has determined that the Recipient is eligible to receive an award under the Plan in the form of shares of restricted stock;
     NOW, THEREFORE, the Company hereby grants this award of Restricted Shares to the Recipient under the terms and conditions as follows.
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Terms and Conditions*
1.	Grant of Restricted Stock.
(a) Subject to the terms and conditions of this Agreement, the Company has issued to the Recipient the number of Shares specified at the beginning of this Agreement. These Shares are subject to the restrictions provided for in this Agreement and are referred to collectively as the “Restricted Shares” and each as a “Restricted Share.”

(b) The Restricted Shares will be evidenced by a book entry made in the records of the Company’s transfer agent in the name of the Recipient (unless the Recipient requests a certificate evidencing the Restricted Shares). All restrictions provided for in this Agreement will apply to each Restricted Share and to any other securities distributed with respect to that Restricted Share. Each Restricted Share will remain restricted and subject to forfeiture to the Company unless and until that Restricted Share has vested in the Recipient in accordance with all of the terms and conditions of this Agreement. If a certificate evidencing any Restricted Share is requested by the Recipient, the Company shall retain custody of any such certificate throughout the period during which any restrictions are in effect and require, as a condition to issuing any such certificate, that the Recipient tender to the Company a stock power duly executed in blank relating to such custody.
2.	Vesting. The Restricted Shares that have not previously been forfeited will vest in the numbers and on the dates specified in the Vesting Schedule at the beginning of this Agreement. In addition, the Restricted Shares that have not previously vested or been forfeited will vest upon the death or Total Disability of the Participant as to a prorated portion of such Restricted Shares based on the portion of the term until such Restricted Shares vest during which the Recipient was employed by the Company, and, with respect to any such shares, all restrictions shall lapse. In the event of a Change of Control, the restrictions applicable to any Restricted Shares shall lapse and the Restricted Shares shall become fully vested. Notwithstanding any other provisions of this Agreement to the contrary, the Committee may also, in its sole discretion, declare at any time that the Restricted Shares shall become free of all restrictions and become fully vested.
3.	Lapse of Restrictions; Issuance of Unrestricted Shares. Upon the vesting of any Restricted Shares, such vested Restricted Shares will no longer be subject to forfeiture as provided in Section 4 of this Agreement. Upon the vesting of any Restricted Shares, all restrictions on such Restricted Shares will lapse, and the Company will, subject to the provisions of the Plan, issue to the Recipient a certificate evidencing the Restricted Shares that is free of any transfer or other restrictions arising under this Agreement.
4.	Forfeiture. If (i) the Recipient’s employment with the Company is terminated for any reason, whether by the Company, by the Recipient or otherwise, voluntarily or involuntarily, other than in the circumstances described in Section 2 of this Agreement, or (ii) the Recipient attempts to sell, assign, transfer or otherwise dispose of, or mortgage, pledge or otherwise encumber any of the Restricted Shares or the Restricted Shares become subject to attachment or any similar involuntary process, then any Restricted Shares that have not previously vested shall be forfeited by the Recipient to the Company, the Recipient shall thereafter have no right, title or interest whatever in such Restricted Shares, and, if the Company does not have custody of any and all certificates representing Restricted Shares so forfeited, the Recipient shall immediately return to the Company

*	Unless the context indicates otherwise, terms that are not defined in this Agreement shall have the meaning set forth in the Plan as it currently exists or as it is amended in the future.
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any and all certificates representing Restricted Shares so forfeited. Additionally, the Recipient will deliver to the Company a stock power duly executed in blank relating to any and all certificates representing Restricted Shares forfeited to the Company in accordance with the previous sentence or, if such stock power has previously been tendered to the Company, the Company will be authorized to deem such previously tendered stock power delivered, and the Company will be authorized to cancel any and all certificates representing Restricted Shares so forfeited and to cause a book entry to be made in the records of the Company’s transfer agent in the name of the Recipient (or a new stock certificate to be issued, if requested by the Recipient) evidencing any Shares that vested prior to forfeiture. If the Restricted Shares are evidenced by a book entry made in the records of the Company’s transfer agent, then the Company will be authorized to cause such book entry to be adjusted to reflect the number of Restricted Shares so forfeited.
5.	Shareholder Rights. As of the date of issuance specified at the beginning of this Agreement, the Recipient shall have all of the rights of a shareholder of the Company with respect to the Restricted Shares (including voting rights and the right to receive dividends and other distributions), except as otherwise specifically provided in this Agreement.
6. Restrictive Legends and Stop-Transfer Orders.
(a) The book entry or certificate representing the Restricted Shares shall contain a notation or bear the following legend (as well as any notations or legends required by applicable state and federal corporate and securities laws) noting the existence of the restrictions and the Company’s rights to reacquire the Restricted Shares set forth in this Agreement:

“THE SHARES REPRESENTED BY THIS [BOOK ENTRY] [CERTIFICATE] MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF A RESTRICTED STOCK AGREEMENT BETWEEN THE COMPANY AND THE SHAREHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.”

(b) The Recipient agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(c) The Company shall not be required (i) to transfer on its books any Restricted Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement, or (ii) to treat as owner of the Restricted Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom the Restricted Shares shall have been so transferred.
7.	Tax Consequences and Withholdings. The Recipient understands that unless a proper and timely Section 83(b) election has been made as further described below, generally under Section 83 of the Code, at the time the Restricted Shares vest, the Recipient will recognize ordinary income equal to the Fair Market Value of the Restricted Shares then vesting. The Recipient shall be solely responsible for tax obligations that arise as a result of the vesting or sale of the Restricted Shares.
When the Recipient recognizes income upon vesting of the Restricted Shares, or upon filing a Section 83(b) election as described below, the Company shall have the right to require the payment (through withholding from the Recipient’s salary or otherwise) of any federal, state,
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local or foreign taxes based on the Fair Market Value of the Restricted Shares then vesting (or, in the case of an election under Section 83(b), as of the date of issuance).
8.	Section 83(b) Election. The Recipient has been informed that, with respect to the grant of Restricted Shares, an election may be filed by the Recipient with the Internal Revenue Service, within 30 days of the date of issuance, electing pursuant to Section 83(b) of the Code to be taxed upon making such election on the Fair Market Value of the Restricted Shares on the date of issuance. The Recipient acknowledges that it is the Recipient’s sole responsibility to timely file the election under Section 83(b) of the Code if the Recipient chooses to make such an election. The Recipient has been advised that he or she should consult his or her personal tax or financial advisor with any questions regarding whether to make a Section 83(b) election. If the Recipient makes such election, the Recipient shall promptly provide the Company a copy of the election form.
9.	Discontinuance of Employment. This Agreement shall not give the Recipient a right to continued employment with the Company or any parent or subsidiary of the Company, and the Company or any such parent or subsidiary employing the Recipient may terminate his/her employment at any time and otherwise deal with the Recipient without regard to the effect it may have upon him/her under this Agreement.
10.	Interpretation of This Agreement. All decisions and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive upon the Company and the Recipient. If there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern.
11.	Award Subject to Plan, Articles of Incorporation and By-Laws. The Recipient acknowledges that the Restricted Shares are subject to the Plan, the Articles of Incorporation, as amended from time to time, and the By-Laws, as amended from time to time, of the Company, and any applicable federal or state laws, rules or regulations.
12.	Binding Effect. This Agreement shall be binding in all respects on the heirs, representatives, successors and assigns of the Recipient.
13.	Choice of Law. This Agreement is entered into under the laws of the State of Minnesota and shall be construed and interpreted thereunder (without regard to its conflict of law principles).
     IN WITNESS WHEREOF, the Recipient and the Company have executed this Agreement as of the ___ day of ___, 20___.

RECIPIENT

LIFE TIME FITNESS, INC.

By

Its

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